[Translated from Chinese to English]

Loan Review Committee of Guangdong Development Bank Zhengzhou Branch (2009 International Trading) #003

Line of Credit Review Approval Notice

International Business Department:

The line of credit application from Henan Armco & Metawise Trading Co., Ltd. has been received. After the third group review, the reply is as follows:

1.
(Approved) One-year line of credit for international trading is approved for RMB 50 million, exclusively financing the imports of minerals. The line for import letter of credit is RMB 50 million with percentage of guarantee money not lower than 20%, and the bank has the control of cargo; the line for import bill advance (including bill advances under letter of credit and import collection) shall not be higher than RMB50 million and the term for a single bill advance plus usance letter of credit shall not be longer than 4 months; the applied interest rate shall be subject to the head office of the bank; the bank has the control of cargo. The applicant shall pay to take cargo, and the legal person of the applicant, Mr. Kexuan Yao, shall take joint liabilities for warrandice.  It is required: (1) The letter of credit opened by the applicant shall have the bank as the designated recipient of cargo (except for the shipping document with blank headings); (2) The applicant shall purchased insurance policies for the transportation and storage of the cargo covered by this line of credit, with the bank as the immediate beneficiary; (3) The forwarder qualifications and warehouse safety shall be strictly reviewed and the forwarding procedures and storage status shall be under close watch in order to ensure the bank’s control of cargo and goods safety; (4) The International Business Department shall closely watch the goods categories, recent price fluctuation, and market demand during the opening of letter of credit, and increase percentage of guarantee money if needed to mitigate risk that the bank is exposed to.

2.	(Not applied) the application is rejected.
3.	(Approved) Miscellaneous: Approval Number: 20090318
4.	(Approved) Chief Leader: Chaofeng Kang

Seal
(Loan Review Committee of Guangdong Development Bank Zhengzhou Branch)
Date: 10-21-2010

Note: The applicant shall complete the procedure as stipulated above and get the Charge-Off Notice from the Loan Management Department of Zhengzhou Branch before it can record the expenditure to the account. If the applicant has not charged off within 90 days from the delivery date of this notice, the line of credit will automatically expire.